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EXHIBIT 21
LIST OF SUBSIDIARIES


            Sapient Australia Pty. Ltd.                 Australia
            Sapient Securities Corporation              Massachusetts
            Sapient Limited                             United Kingdom
            Sapient Services Corporation                Delaware
            Sapient Corporation Private Limited         India